ICO, Inc. Announces Financial Results for
Quarter Ended December 31, 2009

HOUSTON, TEXAS, February 4, 2010 – ICO, Inc. (Nasdaq: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the quarter ended December 31, 2009.

First Quarter Highlights

•	Volumes increased 6% sequentially and 11% over prior year
•	Revenues increased 6% sequentially and 8% over prior year
•	Net income of $1.0 million, or $.04 per share, after merger related expenses of $0.9 million, or $.03 per share
•	Net debt (total debt outstanding less cash) at $15.0 million as of December 31, 2009

First Quarter 2010 vs. First Quarter 2009

Revenues for the three months ended December 31, 2009 were $85.4 million, an increase of $6.0 million or 8% compared with the same quarter of the previous year.  Volumes, which increased 11%, increased revenues by $8.0 million.  The volume increase was seen throughout the Company’s business units, a good indication of the recovery the Company is experiencing.  The translation effect of stronger foreign currencies increased revenues by $8.1 million.  Lower average selling prices, as a result of lower resin prices, reduced revenues by $10.1 million.  As a result of the volume and revenue improvements, gross profit increased $4.5 million or 44% to $14.6 million.  Gross margins improved 440 basis points from 12.7% to 17.1%.  This improvement was a result of the increased volumes as well as a more stable resin pricing environment. Selling, general and administrative expenses (“SG&A”) increased $1.0 million or 11% primarily as a result of $0.9 million of merger related expenses.  Operating income increased $2.7 million to $2.3 million as a result of the gross profit increase partially offset by the higher SG&A.

Net income was $1.0 million or $.04 per share in the three months ended December 31, 2009 compared with a net loss of $1.1 million or $.04 per share in the first quarter of fiscal year 2009.  The improvement in net income of $2.1 million was primarily caused by the increase in volumes.

“Our business has continued to pick up as we recover from the global recession as evidenced by our volumes growing 11% compared to last year.  Additionally, the first quarter was the second consecutive quarter to show sequential volume improvement, despite the fact that the first quarter is typically a seasonally slow quarter due to December,” stated President and CEO, A. John Knapp, Jr.

First Quarter 2010 vs. Fourth Quarter 2009

In the first quarter of fiscal year 2010, revenues increased 6% or $4.9 million over the revenues in the fourth quarter of fiscal year 2009.  The revenue improvement was a result of an increase in demand, as volumes sold improved 6%, as well as from the translation effect from stronger foreign currencies.  The benefit from the improved revenues was offset by a reduction in gross margin of 130 basis points. SG&A increased $0.3 million or 3% due to an increase in merger related expenses.  As a result, operating income declined $0.4 million or 15%.

Balance Sheet and Liquidity

Liquidity remained strong as of December 31, 2009 with cash on hand of $13.9 million and available global borrowing capacity of $49.4 million.  Total outstanding borrowings were $28.9 million, with net debt of $15.0 million.  Capital expenditures were $1.0 million in the first quarter of fiscal year 2010.

Common Stock Dividend

The Company’s Board of Directors has declared a cash dividend of $0.037 per common share, payable February 19, 2010, to shareholders of record on February 15, 2010.

On December 2, 2009, the Company announced the execution of a merger agreement with A. Schulman, Inc. (Nasdaq: SHLM), which is expected to close in the spring of 2010.  The merger is subject to approval from ICO shareholders and customary regulatory approvals.  On January 18, 2010, the Company announced that the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The merger agreement allows for a quarterly dividend to the extent of the Company’s earnings per share for the applicable prior fiscal quarter not to exceed $0.05 per common share.  The Company also obtained the consent of KeyBank and Wells Fargo to pay the dividend.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding quarter ended December 31, 2009 results can be accessed at 10:00 a.m. Central Standard Time on Friday, February 5, 2010 at http://www.videonewswire.com/event.asp?id=65602 where the webcast replay will be accessible for ninety days.  The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of twelve months.

Investors are invited to participate in the conference by dialing 847-413-3235, passcode 26236658. A replay of the conference call will be available by dialing 630-652-3044, passcode 26236658.

Use of Non-GAAP Financial Measures

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures.  The non-GAAP financial measure is net debt.  The Company uses this financial measure to monitor and evaluate the ongoing liquidity of the Company, and believes that the additional non-GAAP measure is useful to investors for financial analysis.  There are limitations associated with the use of this measure.  This non-GAAP financial measure is not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation.  The Company compensates for this limitation by using this non-GAAP financial measure as a supplement to GAAP financial measures and by providing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

About ICO, Inc.

With 20 locations in 9 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Bradley T. Leuschner at 713-351-4100.

Certain matters discussed in this press release are “forward-looking statements,” involving certain risks, uncertainties, and assumptions, intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  The Company’s statements regarding trends in the marketplace, potential future results, and statements regarding the merger (including the valuation, benefits, results, effects and timing thereof), the combined company and attributes thereof, and whether and when the transactions contemplated by the merger agreement will be consummated are examples of such forward-looking statements.  The following is a non-exclusive list of risks and uncertainties, and circumstances that present risks, that could cause the forward-looking statements to become untrue: the failure to receive the approval of the merger from the Company’s stockholders; satisfaction of the conditions to the closing of the merger; costs and difficulties related to integration of businesses and operations; delays, costs and difficulties relating to the merger and related transactions; restrictions imposed by the Company’s outstanding indebtedness; changes in the cost and availability of resins (polymers) and other raw materials; changes in demand for the Company's services and products; business cycles and other industry conditions; general economic conditions; international risks; operational risks; currency translation risks; the Company’s lack of asset diversification; the Company’s ability to manage global inventory, develop technology and proprietary know-how, and attract and retain key personnel; failure of closing conditions in any transaction to be satisfied; integration of acquired businesses; as well as risk factors and other factors detailed in the Company's and A. Schulman’s respective most recent Form 10-K and other filings with the Securities and Exchange Commission.

Should one or more of such risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.  Any forward-looking statements are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any such forward-looking statements to reflect subsequent events or circumstances.

Additional Information and Where to Find It

In connection with the proposed transaction, A. Schulman has filed a Registration Statement on Form S-4 with the SEC (Reg. No. 333-164085) containing a preliminary proxy statement/prospectus regarding the proposed merger. STOCKHOLDERS OF ICO ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/ PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to stockholders of ICO.   Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from A. Schulman, Inc. at its website, www.aschulman.com, or from ICO, Inc. at its website, www.icopolymers.com, or 1811 Bering Drive, Suite 200, Houston, Texas, 77057, attention: Corporate Secretary.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

A. Schulman and ICO and their respective directors and executive officers, other members of management and employees and the proposed directors and executive officers of the combined company, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information concerning the proposed directors and executive officers of the combined company, A. Schulman’s and ICO’s respective directors and executive officers and other participants in the proxy solicitation, including a description of their interests, is included in the proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands)

	Three Months Ended		Three Months Ended
	December 31,		September 30,
	2009	2008	2009
Revenues	$85,371	$79,358	$80,480
Cost of sales and services (exclusive of depreciation and
amortization shown separately below)	70,800	69,248	65,705
Gross Profit (1)	14,571	10,110	14,775
Selling, general and administrative expense	10,152	9,138	9,854
Depreciation and amortization	2,022	1,713	2,094
Long-lived asset impairment, restructuring and other costs (income)	142	(293)	185
Operating income (loss)	2,255	(448)	2,642
Other income (expense):
Interest expense, net	(527)	(639)	(517)
Other income (expense)	(8)	(331)	(11)
Income (loss) before income taxes	1,720	(1,418)	2,114
Provision (benefit) for income taxes	674	(342)	518
Net income (loss)	$1,046	$(1,076)	$1,596

Basic net income (loss) per common share	$0.04	$(0.04)	$0.06
Diluted net income (loss) per common share	$0.04	$(0.04)	$0.06

Basic weighted average shares outstanding	27,691,000	27,412,000	27,624,000
Diluted weighted average shares outstanding	28,025,000	27,412,000	27,897,000

Gross Margin (2)	17.1%	12.7%	18.4%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation and Amortization Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

ICO, Inc.
Consolidated Balance Sheet
(Unaudited and in thousands)

	December 31,	September 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$13,921	$21,880
Trade receivables, net	57,444	57,124
Inventories	40,997	37,397
Deferred income taxes	1,751	1,848
Prepaid and other current assets	6,178	6,446
Total current assets	120,291	124,695

Property, plant and equipment, net	56,158	57,144
Goodwill	4,549	4,549
Deferred Income Taxes	4,596	4,128
Other assets	1,767	1,757
Total assets	$187,361	$192,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$557	$-
Current portion of long-term debt	11,935	12,980
Accounts payable	32,410	33,281
Other current liabilities	13,849	14,341
Total current liabilities	58,751	60,602

Long-term debt, net of current portion	16,420	18,823
Deferred income taxes	4,717	4,786
Other long-term liabilities	2,108	2,907
Total liabilities	81,996	87,118

Commitments and contingencies	-	-
Stockholders' equity:
Undesignated preferred stock	-	-
Common stock	55,787	55,248
Additional paid-in capital	71,905	73,081
Accumulated other comprehensive income	2,524	2,723
Accumulated deficit	(21,834)	(22,880)
Treasury Stock	(3,017)	(3,017)
Total stockholders' equity	105,365	105,155
Total liabilities and stockholders' equity	$187,361	$192,273

OTHER BALANCE SHEET DATA
Working capital	$61,540	$64,093
Current ratio	2.0	2.1
Total debt	$28,912	$31,803
Debt-to-capitalization	21.5%	23.2%

ICO, Inc.
Supplemental Segment Information
(Unaudited and in thousands, except percentages)

Revenues
Three Months Ended December 31:	2009	% of Total	2008	% of Total		Change	%
ICO Europe	$36,375	43%	$34,762	44%		$1,613	5%
Bayshore Industrial	16,864	20%	18,330	23%		(1,466)	(8%	)
ICO Asia Pacific	17,076	20%	14,481	18%		2,595	18%
ICO Polymers North America	9,716	11%	8,889	11%		827	9%
ICO Brazil	5,340	6%	2,896	4%		2,444	84%
Consolidated	$85,371	100%	$79,358	100%		$6,013	8%

Operating income (loss)
Three Months Ended December 31:	2009	2008	Change	%
ICO Europe	$1,657	$(149)	$1,806	*N.M.
Bayshore Industrial	1,818	1,718	100	6%
ICO Asia Pacific	(192)	(1,287)	1,095	(85%	)
ICO Polymers North America	742	582	160	27%
ICO Brazil	419	(58)	477	*N.M.
Total Operations	4,444	806	3,638	451%
Unallocated General Corporate Expense	(2,189)	(1,254)	(935)	75%
Consolidated	$2,255	$(448)	$2,703	*N.M.

Operating income (loss) as a	Three Months Ended
percentage of revenues	December 31,
	2009	2008	Change
ICO Europe	5%	0%	5%
Bayshore Industrial	11%	9%	2%
ICO Asia Pacific	(1%)	(9%)	8%
ICO Polymers North America	8%	7%	1%
ICO Brazil	8%	(2%)	10%
Consolidated	3%	(1%)	4%

	Three Months Ended
Revenues	December 31,		September 30,
	2009	% of Total	2009	% of Total	Change	%
ICO Europe	$36,375	43%	$35,895	44%	$480	1%
Bayshore Industrial	16,864	20%	15,046	19%	1,818	12%
ICO Asia Pacific	17,076	20%	16,760	21%	316	2%
ICO Polymers North America	9,716	11%	8,489	11%	1,227	14%
ICO Brazil	5,340	6%	4,290	5%	1,050	24%
Consolidated	$85,371	100%	$80,480	100%	$4,891	6%

Operating income (loss)
	Three Months Ended
	December 31,	September 30,
	2009	2009	Change	%
ICO Europe	$1,657	$2,620	$(963)	(37%	)
Bayshore Industrial	1,818	1,067	751	70%
ICO Asia Pacific	(192)	(5)	(187)	*N.M.
ICO Polymers North America	742	572	170	30%
ICO Brazil	419	218	201	92%
Total Operations	4,444	4,472	(28)	(1%	)
Unallocated General Corporate Expense	(2,189)	(1,830)	(359)	20%
Consolidated	$2,255	$2,642	$(387)	(15%	)

Operating income (loss) as a	Three Months Ended
percentage of revenues	December 31,	September 30,
	2009	2009	Change
ICO Europe	5%	7%	(2%)
Bayshore Industrial	11%	7%	4%
ICO Asia Pacific	(1%)	0%	(1%)
ICO Polymers North America	8%	7%	1%
ICO Brazil	8%	5%	3%
Consolidated	3%	3%	0%

*Not meaningful

ICO, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited and in thousands)

Net Debt Reconciliation	December 31,
2009
Total debt	$28,912
Less cash and cash equivalents	13,921
Net debt	$14,991